EX-99.B-77C
                               UNITED FUNDS, INC.


SUB-ITEM 77C:  Submission of matters to a vote of security
               holders:

(a)  A Special Meeting of Shareholders was held June 22, 1999.

(b)  Auditors were approved.

(c)  Matters voted upon at the Special Meeting:

Item 1.        To elect the Board of Directors:

                                                   Broker
                                For    Withhold   Non-Votes*
J. Concannon            766,236,697  26,067,006       0
J. Dillingham           766,311,136  25,992,567       0
D. Gardner              765,061,072  27,242,631       0
L. Graves               765,684,420  26,619,283       0
J. Harroz Jr.           764,641,284  27,662,419       0
J. Hayes                763,762,443  28,541,260       0
R. Hechler              765,385,510  26,918,193       0
H. Herrmann             765,532,543  26,771,160       0
G. Johnson              763,571,351  28,732,352       0
W. Morgan               765,053,066  27,250,637       0
R. Reimer               764,684,981  27,618,722       0
F. Ross                 766,149,299  26,154,404       0
E. Schwartz             765,567,221  26,736,482       0
K. Tucker               765,997,639  26,306,064       0
F. Vogel                766,109,647  26,194,056       0

Item 2. To ratify the selection of Deloitte & Touche LLP as the Fund's independent accountants for its current fiscal year:

                                                    Broker
                   For      Against     Abstain   Non-Votes*
           755,150,103    6,050,375  31,103,225       0

Item 3. To approve or disapprove the amendment to the Fund's investment management agreement with Waddell & Reed Investment Management Company:

                                                           Broker
                             For    Against     AbstainNon-Votes*
Accumulative Fund    107,237,189  7,974,570   5,886,415   367,991
Bond Fund             42,159,756  2,353,745   2,365,349     79,095
Income Fund           469,602,08436,425,789   27,012,445 1,764,592
Science and Technology Fund77,790,6316,647,4354,287,419   349,198

Item 4. To approve or disapprove amendment of the Fund's policy regarding securities lending:

                                                           Broker
                             For    Against     AbstainNon-Votes*
Accumulative Fund    106,836,181  5,846,583   8,415,410   367,991
Bond Fund             42,460,929  1,399,002   3,018,919     79,095
Income Fund           475,423,01822,155,968   35,461,332 1,764,592
Science and Technology Fund78,925,6004,171,8115,628,074   349,198

Item 5. To approve or disapprove the Fund's Articles of Incorporation to change the par value of Fund shares to $0.001:

                                                    Broker
                   For      Against     Abstain   Non-Votes*
           700,581,958   29,827,015  61,858,582    36,148


*Broker non-votes are proxies received by the Fund from brokers or nominees when the broker or nominee neither has received instructions from the beneficial owner or other persons entitled to vote nor has discretionary power to vote on a particular matter.

(d)    Not applicable